Exhibit 99.1

CONTACT: Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FOURTH QUARTER 2011 RESULTS

Fourth Quarter 2011 Highlights

•	Earnings of $42.0 million or $0.43 per diluted common share

•	Average financing spreads declined one basis point to 1.46%

•	Book value increased $0.02 to $12.52 per common share

•	Portfolio leverage ended the year at 8.15 times long-term investment capital

•	Incentive compensation, salaries and benefits and other general and administrative expense as a percentage of long-term investment capital averaged 1.23%

DALLAS – February 1, 2012 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported net income of $41,968,000 or $0.43 per diluted common share for the quarter ended December 31, 2011. This compares to net income of $41,003,000 or $0.43 per diluted common share for the quarter ended September 30, 2011. The Company paid a fourth quarter 2011 dividend of $0.43 per common share on January 20, 2012.

Fourth Quarter Earnings and Related Discussion

Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. For the quarter ended December 31, 2011, the Company reported net interest margins on interest-earning assets of $46,238,000 compared to $45,019,000 for the quarter ended September 30, 2011. Total financing spreads averaged 1.46% during the fourth quarter of 2011, compared to 1.47% during the third quarter of 2011.

Yields on Capstead’s interest-earning assets averaged 2.07% during the fourth quarter of 2011, a decline of 5 basis points from yields reported for the third quarter of 2011. This compares to a 22 basis point decline in reported yields during the third quarter from the second quarter of 2011. The smaller decline in yields during the fourth quarter primarily reflects smaller declines in coupon interest rates on mortgage loans underlying the Company’s current-reset ARM securities that reset to more current rates during this period as a result of higher prevailing six- and twelve-month London Interbank Offered Rate (LIBOR) indices, which are the basis for determining coupon resets for much of the portfolio. Yields also benefited from lower levels of mortgage prepayments, which largely determine yield adjustments for investment premium amortization. Portfolio runoff averaged 18.0% on an annualized basis during the fourth quarter (a constant mortgage prepayment rate, or CPR of 15.6%) compared to 19.3% (a 16.9% CPR) during the third quarter of 2011.

Interest rates on all interest-bearing liabilities, including Capstead’s long-term unsecured borrowings, averaged 0.61% during the fourth quarter of 2011, a decrease of four basis points from average rates incurred during the third quarter of 2011. The decline reflects the expiration of $1.3 billion in higher rate swap agreements during the last six months of 2011 that have largely been replaced with additional two-year term swap agreements at more favorable rates. The full impact of this hedging activity was muted by higher borrowing rates on repurchase arrangements and similar borrowings, particularly late in the fourth quarter, due largely to European sovereign debt concerns. At December 31, 2011 repurchase arrangements and similar borrowings totaled $11.35 billion, consisting primarily of 30-day borrowings with 24 counterparties and rates averaging 0.36%, before consideration of interest rate swap agreements held for hedging purposes. At December 31, 2011 currently-paying swap positions held by the Company required paying fixed rates of interest averaging 0.90% on notional amounts totaling $3.9 billion with average remaining interest-payment terms of 13 months. Additionally, as of the end of the fourth quarter the Company had entered into forward-starting swap agreements with notional amounts totaling $600 million that will begin requiring interest payments at fixed rates averaging 0.54% for two-year periods that commence on various dates between January 2012 and April 2012, with an average expiration of 26 months. Variable payments, typically based on one-month LIBOR, that are received by the Company under interest rate swap agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

During the fourth quarter of 2011 Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings (net of related investments in statutory trusts) increased by $42 million to $1.39 billion, primarily as a result of accretive capital raising activities. The Company acquired $612 million (principal amount) of agency-guaranteed ARM securities during the fourth quarter contributing to a $25 million increase in the portfolio to $12.26 billion at quarter-end. Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) declined slightly to 8.15 to one at December 31, 2011 from 8.21 to one at September 30, 2011.

The following table illustrates the progression of Capstead’s portfolio of mortgage securities and similar investments for the indicated periods (dollars in thousands):

	Quarter Ended December 31, 2011	Year Ended December 31, 2011
Mortgage securities and similar investments, beginning of period	$12,240,100	$8,515,691
Increase (decrease) in unrealized gains on securities classified as available-for-sale	(2,240)	54,325
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.56% and 2.75%, respectively	612,361	5,673,803
Securities effectively sold for a loss of $62 in connection with the MF Global Holdings, Ltd (“MF Global”) bankruptcy	(8,262)	(8,262)
Investment premiums on acquisitions	23,426	225,238
Portfolio runoff (principal amount)	(580,425)	(2,127,812)
Investment premium amortization	(20,054)	(68,077)

Mortgage securities and similar investments, end of period	$12,264,906	$12,264,906

Common and Perpetual Preferred Equity Issuances

During the fourth quarter of 2011 Capstead raised $37 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 2.9 million common shares at an average price of $12.73 per share, after expenses, through the Company’s at-the-market, continuous offering program. Year-to-date the Company has raised $232 million by issuing 17.8 million common shares at an average net price of $13.05 per share under this program. Additionally, the Company raised $2 million in new preferred equity capital during the fourth quarter through the issuance of 160,500 Series B preferred shares at an average price of $14.14 per share, after expenses. Year-to-date the Company has raised $5 million by issuing 364,900 Series B preferred shares at an average price of $14.27 per share, after expenses. The Company may raise additional capital in future periods using this program subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.

Book Value per Common Share

Nearly all of Capstead’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by market conditions, including changes in interest rates, and for mortgage securities, the availability of financing at reasonable rates and leverage levels, among other factors. The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities. The following table illustrates the progression of Capstead’s book value per common share outstanding (calculated assuming liquidation preferences for the Series A and B preferred stock) for the quarter and year ended December 31, 2011:

	Quarter Ended December 31, 2011	Year Ended December 31, 2011
Book value per common share, beginning of period	$12.50	$12.02
Capital transactions:
Accretion from capital raises	0.01	0.22
Decrease related to stock awards	(0.01)	—
Dividend distributions in excess of earnings	(0.01)	(0.06)
Increase (decrease) in fair value of mortgage securities classified as available-for-sale	(0.03)	0.61
Increase (decrease) in fair value of interest rate swap agreements designated as cash flow hedges of:
Repurchase arrangements and similar borrowings	0.08	0.01
Unsecured borrowings	(0.02)	(0.28)

Book value per common share, end of period	$12.52	$12.52

Increase in book value per common share during the indicated periods	$0.02	$0.50

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Market conditions remain favorable for investing in agency-guaranteed residential ARM securities on a leveraged basis, with attractive risk-adjusted returns achievable in a financing environment that has remained relatively stable despite European sovereign debt concerns and the failure of MF Global, a lending counterparty to many in the mortgage REIT sector. During the fourth quarter we grew our portfolio modestly to $12.3 billion while deploying $39 million in new common and preferred equity capital raised under our continuous offering program. Portfolio leverage declined slightly to 8.15 times our long-term investment capital, which in our view, represents an appropriate and prudent use of leverage for an agency-guaranteed mortgage securities portfolio in today’s market conditions, particularly for a portfolio consisting predominantly of current-reset ARM securities.

“Mortgage prepayments continue to be a positive differentiating factor for Capstead, declining to an annualized CPR of 15.6% during the fourth quarter from 16.9% experienced during the previous quarter. This reflects factors we have previously articulated, namely, prepayments on more seasoned securities continue to be suppressed by low housing prices and credit problems being experienced by many of these borrowers, while prepayments on newer originations remain somewhat elevated as a result of relatively low prevailing mortgage interest rates.

“The fundamental difference between our investment portfolio and those of our peers is our focus on investing solely in ARM securities. At quarter-end these securities were backed by mortgages requiring borrowers to make payments predicated on rates averaging a relatively low 3.53%. Additionally, 72% of our portfolio was invested in ARM securities backed by mortgage loans that will reset in rate in less than eighteen months, typically to a lower interest rate in today’s environment. As a result, most borrowers with mortgage loans underlying securities in our portfolio lack the ability to meaningfully lower their mortgage payments even if they can overcome the other impediments to refinancing mentioned above. This holds true even for borrowers eligible to refinance their mortgages under the government’s recently revised Home Affordable Refinance Program. For these reasons, we expect prepays to remain largely in check in 2012.

“The Federal Open Market Committee’s recently announced that economic conditions “are likely to warrant exceptionally low levels for the federal funds rate at least through late 2014.” If this proves to be the case, we anticipate portfolio yields on our current-reset ARM securities will trend modestly lower as coupon interest rates on the underlying mortgage loans continue resetting to more current rates while our borrowing rates, which declined in January 2012 from higher levels experienced late in the fourth quarter of 2011, will remain relatively low with declining hedging costs providing some offset to lower portfolio yields.

“We remain confident in and focused on our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, February 2, 2012 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-8033 in the U.S. and Canada or (201) 689-8033 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through March 2, 2012 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 387007.

Annual Meeting Record Date

The date for the Company’s annual meeting of stockholders has been set for April 25, 2012. The record date for determining stockholders entitled to notice of and vote at such meeting will be the close of business on February 22, 2012 and the proxy statement and annual report will be mailed to stockholders on or about March 16, 2012. The Company’s 2012 common share dividend calendar has been set as follows:

Scheduled 2012 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 13	March 30	April 20
Second	June 12	June 29	July 20
Third	September 11	September 28	October 19
Fourth	December 11	December 31	January 18, 2013

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	December 31, 2011	December 31, 2010
	(unaudited)
Assets
Mortgage securities and similar investments ($11.93 billion pledged under repurchase arrangements at
December 31, 2011)	$12,264,906	$8,515,691
Cash collateral receivable from interest rate swap counterparties	48,505	35,289
Interest rate swap agreements at fair value	617	9,597
Cash and cash equivalents	426,717	359,590
Receivables and other assets	100,760	76,078
Investments in unconsolidated affiliates	3,117	3,117

	$12,844,622	$8,999,362

Liabilities
Repurchase arrangements and similar borrowings	$11,352,444	$7,792,743
Cash collateral payable to interest rate swap counterparties	—	9,024
Interest rate swap agreements at fair value	31,348	16,337
Unsecured borrowings	103,095	103,095
Common stock dividend payable	38,184	27,401
Accounts payable and accrued expenses	26,844	23,337

	11,551,915	7,971,937

Stockholders’ equity
Preferred stock—$0.10 par value; 100,000 shares authorized: $1.60 Cumulative Preferred Stock, Series A, 186 and 187 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively ($3,056 aggregate liquidation preference)	2,605	2,620
$1.26 Cumulative Convertible Preferred Stock, Series B, 16,184 and 15,819 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively ($184,175 aggregate liquidation preference)	181,909	176,703
Common stock—$0.01 par value; 250,000 shares authorized: 88,287 and 70,259 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	883	703
Paid-in capital	1,257,653	1,028,382
Accumulated deficit	(354,883)	(354,883)
Accumulated other comprehensive income	204,540	173,900

	1,292,707	1,027,425

	$12,844,622	$8,999,362

Long-term investment capital (Stockholders’ equity and Unsecured borrowings net of investments in related unconsolidated affiliates) (unaudited)	$1,392,685	$1,127,403
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.15:1	6.91:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$12.52	$12.02

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended December 31		Year Ended December 31
	2011	2010	2011	2010
Interest income:
Mortgage securities and similar investments	$63,910	$50,902	$243,077	$199,300
Other	71	140	301	478

	63,981	51,042	243,378	199,778

Interest expense:
Repurchase arrangements and similar borrowings	(15,556)	(11,892)	(57,328)	(47,502)
Unsecured borrowings	(2,187)	(2,187)	(8,747)	(8,747)
Other	—	(2)	(5)	(2)

	(17,743)	(14,081)	(66,080)	(56,251)

	46,238	36,961	177,298	143,527

Other revenue (expense):
Miscellaneous other revenue (expense)	(97)	(174)	(1,023)	(904)
Incentive compensation	(1,548)	(1,327)	(5,697)	(5,055)
Salaries and benefits	(1,698)	(1,566)	(6,701)	(6,097)
Other general and administrative expense	(992)	(932)	(3,932)	(4,834)

	(4,335)	(3,999)	(17,353)	(16,890)

Income before equity in earnings of unconsolidated affiliates	41,903	32,962	159,945	126,637
Equity in earnings of unconsolidated affiliates	65	65	259	259

Net income	$41,968	$33,027	$160,204	$126,896

Net income available to common stockholders:
Net income	$41,968	$33,027	$160,204	$126,896
Less cash dividends paid on preferred shares	(5,146)	(5,058)	(20,369)	(20,233)

	$36,822	$27,969	$139,835	$106,663

Net income per common share:
Basic	$0.43	$0.40	$1.76	$1.53
Diluted	0.43	0.40	1.75	1.52
Weighted average common shares outstanding:
Basic	85,028	69,737	79,316	69,552
Diluted	85,401	70,082	79,696	69,901
Cash dividends declared per share:
Common	$0.430	$0.390	$1.760	$1.510
Series A Preferred	0.400	0.400	1.600	1.600
Series B Preferred	0.315	0.315	1.260	1.260

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	December 31, 2011					December 31, 2010
	Principal Balance	Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Mortgage securities classified as available-for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Current-reset ARMs	$7,860,483	$195,316	$8,055,799	$8,250,385	$194,586	$155,186
Longer-to-reset ARMs	2,518,020	90,647	2,608,667	2,629,815	21,148	17,407
Fixed-rate	98	–	98	106	8	14
Ginnie Mae:
Current-reset ARMs	574,381	10,659	585,040	592,573	7,533	7,633
Longer-to-reset ARMs	737,668	26,532	764,200	775,624	11,424	134

	$11,690,650	$323,154	$12,013,804	$12,248,503	$234,699	$180,374

Interest rate swap positions (c)			$4,600,000	$(30,731)	$(30,159)	$(6,474)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $7 million and unsecuritized investments in residential mortgage loans with a cost basis of $9 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 11 of this release for further information).
(c)	To help mitigate exposure to higher short-term interest rates, Capstead typically uses currently-paying and forward-starting one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms (or longer-term committed borrowings, if available at attractive rates and terms). Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of December 31, 2011, these swap positions had the following characteristics (in thousands):

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Contracts hedging short-term interest rates:
Currently-paying contracts:
First quarter 2012	$800,000	1.10%	$(556)	$(556)
Third quarter 2012	200,000	0.83	(454)	(447)
First quarter 2013	1,100,000	0.81	(4,335)	(4,101)
Second quarter 2013	700,000	0.96	(4,656)	(4,524)
Third quarter 2013	300,000	0.87	(1,805)	(1,715)
Fourth quarter 2013	800,000	0.78	(3,676)	(3,567)

	3,900,000	0.90	(15,482)	(14,910)
Forward-starting contracts:
First quarter 2014	200,000	0.60	(209)	(209)
Second quarter 2014	400,000	0.51	617	617

	$4,500,000		$(15,074)	$(14,502)

Forward-starting contracts hedging borrowing rates on long-term unsecured borrowings: 2035 and 2036	$100,000	4.09	$(15,657)	$(15,657)

After consideration of related swap positions, the Company’s mortgage investments portfolio and related borrowings under repurchase arrangements had durations as of December 31, 2011 of approximately 9 3/4 and 6 months, respectively, for a net duration gap of approximately 3 3/4 months. Duration is a measure of market price sensitivity to interest rate movements.

CAPSTEAD MORTGAGE CORPORATION

YIELD/COST ANALYSIS

(dollars in thousands, unaudited)

	4th Quarter 2011 Average (a)			3rd Quarter 2011 Average (a)
	Basis	Yield/Cost	Runoff	Basis	Yield/Cost	Runoff
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$4,213	6.55%	19.7%	$4,350	6.66%	11.0%
ARMs	10,769,813	2.08	18.3	10,306,710	2.11	20.2
Ginnie Mae ARMs	1,324,496	2.31	15.7	1,285,708	2.57	11.7

	12,098,522	2.11	18.0	11,596,768	2.16	19.3

Unsecuritized residential mortgage loans:
Fixed-rate	3,268	6.58	6.7	3,328	6.62	7.1
ARMs	5,985	3.66	7.4	6,100	3.52	7.4

	9,253	4.69	7.1	9,428	4.61	7.3
Collateral for structured financings	3,316	7.60	4.1	3,349	7.54	3.6

	12,111,091	2.11	18.0	11,609,545	2.17	19.3
Other interest-earning assets(b)	257,201	0.11		275,854	0.09

	12,368,292	2.07		11,885,399	2.12

Secured borrowings based on:
30-day to 90-day interest rates, as adjusted for hedging transactions	11,275,359	0.54		10,806,280	0.57
Structured financings	3,316	7.60		3,349	7.54

	11,278,675	0.54		10,809,629	0.57
Other interest-paying liabilities(b)	—	—		96	0.08
Unsecured borrowings(c)	103,095	8.49		103,095	8.49

	11,381,770	0.61		10,912,820	0.65

Capital employed/total financing spread	$986,522	1.46		$972,579	1.47

(a)	Basis represents the Company’s average investment before unrealized gains and losses. Average asset yields, runoff rates, borrowing rates and resulting financing spreads are presented on an annualized basis.
(b)	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of cash collateral payable to interest rate swap counterparties.
(c)	Unsecured borrowings consist of junior subordinated notes with original terms of 30 years that were issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3 million of the trusts’ common securities to Capstead and to privately place $100 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of December 31, 2011)

(dollars in thousands, unaudited)

ARM Type (a)	Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)	Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$5,884,308	2.49%	2.42%	1.70%	3.23%	10.16%	5.1
Freddie Mac Agency Securities	2,171,491	3.22	2.61	1.84	2.69	10.66	6.6
Ginnie Mae Agency Securities	585,040	2.52	1.65	1.51	1.02	9.72	6.6
Residential mortgage loans	5,909	3.48	2.50	2.05	1.53	10.99	4.6

	8,646,748	2.67	2.42	1.72	2.95	10.26	5.5

Longer-to-reset ARMs:
Fannie Mae Agency Securities	1,794,834	3.32	2.89	1.78	4.64	8.42	46.5
Freddie Mac Agency Securities	813,833	3.42	2.95	1.87	4.74	8.52	49.3
Ginnie Mae Agency Securities	764,200	3.41	1.64	1.51	1.02	8.43	37.5

	3,372,867	3.37	2.62	1.74	3.84	8.45	45.1

	$12,019,615	2.87	2.47	1.73	3.20	9.75	16.6

Gross WAC (paid by borrowers) (c)		3.53

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(b)	Basis represents the Company’s investment (unpaid principal balance plus unamortized investment premium) before unrealized gains and losses. As of December 31, 2011, the ratio of basis to related unpaid principal balance for the Company’s ARM securities was 102.76. This table excludes $4 million in fixed-rate Agency Securities, $3 million in fixed-rate residential mortgage loans and $3 million in private residential mortgage pass-through securities held as collateral for structured financings.
(c)	Net WAC, or weighted average coupon, is presented net of servicing and other fees and represents the cash yield inherent in the portfolio as of the indicated date before amortization of investment premiums. Gross WAC includes servicing and other fees paid by borrowers. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average Net Margins represents the weighted average level over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps. For presentation purposes, Average Periodic Caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 75% of current-reset ARMs were subject to periodic caps averaging 1.85%; 9% were subject to initial caps averaging 4.46%; and 16% were subject to lifetime caps, less the current net WAC, averaging 7.45%. All longer-to-reset ARM securities at December 31, 2011 were subject to initial caps.